PROSPECTUS SUPPLEMENT NO. 1 Dated August 19, 2026 (To Prospectus Dated July 10, 2026)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-297245

BOOST RUN INC.

58,738,753 Shares of Class A Common Stock

(Inclusive of 29,533,018 shares of Class A Common Stock Issuable Upon Conversion of Class B Common Stock, 4,007,216 shares of Class A Common Stock Underlying Private Warrants, 14,229,769 Shares of Class A Common Stock held by Certain Selling Holders and 10,968,750 Earnout Shares)

4,007,216 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated July 10, 2026, (the “Prospectus”), related to the registration of the resale by the selling holders identified in the Prospectus (collectively, the “Selling Holders”), or their permitted transferees, of (i) up to 9,601,095 shares of our Class A common stock, par value $0.0001 (“Class A Common Stock”), held by certain Selling Holders who received such shares in connection with the Business Combination, (ii) up to 4,628,674 shares of Class A Common Stock issued to the Sponsor and its distributees in exchange for the Founder Shares purchased prior to the Willow Lane IPO, (iii) up to 4,007,216 shares of Class A Common Stock underlying warrants to purchase shares of Class A Common Stock held by certain Selling Holders (the “Private Warrants”), (iv) up to 29,533,018 shares of Class A Common Stock issuable upon the conversion of 29,533,018 shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), held by certain Selling Holders, (v) up to 10,968,750 shares of Class A Common Stock issued as earnout consideration (the “Earnout Shares”), consisting of up to 7,875,000 shares of Class A Common Stock issuable to Andrew Karos and up to 3,093,750 shares of Class A Common Stock issuable to the Sponsor and the SPV pursuant to the Earnout Agreement (as defined below), and (vi) 4,007,216 Private Warrants held by certain Selling Holders.

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of Class A Common Stock are listed on the Global Market tier of the Nasdaq Stock Market LLC under the symbol “BRUN.”

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents that Boost Run Inc. has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Prospectus:

●	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Commission on August 18, 2026.

●	The Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2026, filed with the Commission on August 18, 2026.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Prospectus that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such prior statement. Any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

The date of this Sticker Supplement to Prospectus is August 19, 2026.